Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Amends and Extends Secured Credit Facility

ABINGDON, Va., April 15, 2010—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, today announced that it has amended and extended the maturity of its secured credit facility by approximately three years, with a final maturity of July 31, 2014.  The amendment, among other revisions, includes an increase in the size of the revolving credit facility from $650 million to $854.4 million, during the 2011-2014 extension period.

“The amended credit facility further strengthens an industry leading balance sheet and liquidity position while providing Alpha with greater financial flexibility to pursue our future growth opportunities,” said Frank Wood, Alpha’s executive vice president and chief financial officer.  “This amended credit facility demonstrates our lenders’ increasing confidence in the financial health and future prospects of Alpha Natural Resources.”

Citicorp North America, Inc. acts as the administrative agent for the 31-bank syndicate group.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates more than 60 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Investor / Media Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

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